UNITER STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF
1934 OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTIONS 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File No. 001-35179


DAS GLOBAL CAPITAL CORP
(Exact name of registrant as specified in its charter)

1785 EAST SAHARA AVE
SUITE 490
LAS VEGAS, NEVADA  89104
(702) 875-4844
 (Address, including zip code and telephone number, including area code of Registrant?s principal offices

CLASS A COMMON STOCK, PAR VALUE OF $0.001 PER SHARE
(Title of each class of securities covered by this form)

NONE
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) and 15(d) remains)

Place a X in the box(es) to designate the appropriate
 rule provision(s) relied
upon to
terminate or suspend the duty  to file reports:




Rule 12g-4(a)(l)

?

Rule 12g-4(a)(2)

?

Rule 12h-
3(b)(l)(i)

?

Rule 12h-
3(b)(1)(ii)

?

Rule 15d-6

?


Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange
Act of 1934,
DAS Global Capital Corp has this certification/notice to be signed on its behalf by the undersigned authorized person.

Dated: October 5, 2011


 DAS GLOBAL CAPITAL CORP
 By: /S/ DARRELL A CALLOWA
Name: Darrell A Calloway

Title: President